Exhibit 99.1

JDSU Statement on Impact of Flooding in Thailand

Milpitas, California, October 25, 2011 — JDSU (NASDAQ: JDSU) (TSX: JDU) today issued the following statement addressing flooding in Thailand that is impacting the operations of Fabrinet, one of three primary contract manufacturing partners that provide services to JDSU’s Communication and Commercial Optical Products (CCOP) business segment:

Fabrinet provides contract manufacturing services supporting a portion of the CCOP product portfolio from its Pinehurst facility in Thailand. At the present time, flooding has not breached the Pinehurst facility, but operations at this site are suspended due to the impact of flooding on utilities and transportation systems. JDSU is not supplied from Fabrinet’s Chokchai facility, which Fabrinet has reported has been breached by flood waters.

JDSU personnel are on site working with Fabrinet. We are closely monitoring the situation and communicating with our customers, taking action to secure equipment and inventory at the site, and developing and preparing to execute contingency plans. We are evaluating the impact of these events on our CCOP segment and will provide an update when we report first quarter earnings results on November 1, 2011.

JDSU’s Communications Test and Measurement and Advanced Optical Technology business segments anticipate little to no impact from the events related to Fabrinet’s operations in Thailand.

We are pleased to report that JDSU’s 26 employees in Thailand are safe and secure at this time.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) innovates and markets diverse technologies that enhance the way people experience the world every day. We enable fast, high-quality communications, secure financial transactions, reliable consumer electronics, green energy, differentiated brands and a host of other solutions. We provide these solutions through three business segments: Communications Test and Measurement, Communications and Commercial Optical Products, and Advanced Optical Technologies. To learn more about JDSU, please visit www.jdsu.com and www.jdsu.tv and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Contacts:

Press/Industry: Jim Monroe, +1 240-404-1922, jim.monroe@jdsu.com

Investors: Michelle Levine Schwartz, +1 408-546-4421, michelle.schwartz@jdsu.com